Exhibit 4.4

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following description is a summary description of the capital stock of Murphy USA, Inc. (“Murphy USA,” “MUSA,” “we”, “us,” “our,” or the “Company”) and does not purport to be complete. The summary set forth below is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), each of which are filed as exhibits to our Annual Report on Form 10-K.
General
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders (other than matters relating solely to the terms of any preferred stock or directors elected solely by the holders thereof). Our certificate of incorporation and bylaws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting securities entitled to vote in the election of directors are able to elect all of the directors.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon liquidation. In the event of liquidation, dissolution or winding up of Murphy USA, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors has the authority to issue, without further vote or action by the stockholders, the preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Murphy USA without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Murphy USA has no plans to issue any of the preferred stock.
Election and Removal of Directors
The number of directors may be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the “whole board” (defined as the total number of authorized directorships at any given time, whether or not there exist any vacancies in previously authorized directorships). No director is removable by the stockholders except for cause, and directors may be removed for cause only by an affirmative vote of a majority of the total voting power of our outstanding securities generally entitled to vote in the election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office (although less than a quorum) or by the sole remaining director.

Staggered Board
Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors are elected for three-year terms to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Limits on Written Consent
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
Stockholder Meetings
Our certificate of incorporation and our bylaws provide that special meetings of our common stockholders may be called only by our board of directors acting pursuant to a resolution adopted by a majority of the whole board. Our bylaws provide that business transacted at any special meeting will be limited to the purposes stated in the notice of such meeting.
Amendments to Our Governing Documents
Our amended and restated certificate of incorporation provides that the amendment of the provisions described under “-Election and Removal of Directors,” “-Staggered Board,” “-Limits on Written Consents,” and “-Stockholder Meetings” require the affirmative vote of holders of at least 66 2/3% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. Pursuant to Delaware law, the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our certificate of incorporation.
Our bylaws are generally subject to alteration, amendment or repeal, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of the whole board; or

•	the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.
 Other Limitations on Stockholder Actions
Our bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or, if applicable, special meeting of stockholders.

Under these procedural requirements, in order to nominate a director or bring a proposal for any other business before a meeting of stockholders, a stockholder is required to deliver timely notice of the nomination or proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with, among other things, the following:

•	information relating to each director nominee, if any, required to be disclosed in the solicitation of proxies for the election of directors pursuant to the Exchange Act;

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a brief description of the business, if any, to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder or beneficial owner in the proposal;

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•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

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for each class or series of stock, the number of shares beneficially owned by the stockholder and beneficial owner and a representation that the stockholder is a holder of record entitled to vote at the meeting; and

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a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder or beneficial owner or any nominee with respect to our securities.

To be timely, a stockholder is generally required to deliver notice:

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in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the first anniversary of the annual meeting of stockholders held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no earlier than 120 days prior to the annual meeting and no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which we first publicly announced the date of the annual meeting; or

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in connection with the election of a director at a special meeting of stockholders, not earlier than 120 days prior to the date of the special meeting nor more than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which we first publicly announced the date of the special meeting.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation of Liability of Directors and Officers
Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed only for the following:

•	any breach of the director’s duty of loyalty to the company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threated to be made, a party, whether civil or criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by law. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by us. The effect of these are to indemnify any officer or director of the Company against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director arising from claims against such persons for conduct in their capacities as officers or directors of the Company.
Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware General Corporation Law, our certificate of incorporation (including any certificate of designations for any class or series of our preferred stock) or our bylaws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Anti-Takeover Effects of Some Provisions
Some of the provisions of our certificate of incorporation and bylaws (as described above) could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

 These provisions, including our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

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the board of directors of the corporation had, prior to the person becoming an interested stockholder, approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Listing
Our common stock is listed on the NYSE under the ticker symbol “MUSA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.